Exhibit 10.36

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA  94303

March 18, 2014

David Perry

Re:                             Resignation Agreement

Dear David:

This letter sets forth the agreement (the “Agreement”) between you and Anacor Pharmaceuticals, Inc. (the “Company”) concerning the terms of your resignation and separation from the Company.

1.                                      Resignations.

(a)                     Resignations. You hereby voluntarily resign as Chief Executive Officer (“CEO”) of the Company, as a member of the Company’s Board of Directors (the “Board”), and from any other office, employment, or position you may hold with the Company or any affiliated entity of the Company, with all such resignations effective as of March 18, 2014 (the “Resignation Date”).  You will have a “separation from service” (as such term is defined under Treasury Regulations Section 1.409A-1(h), without regard to alternate definitions thereunder) on the Resignation Date.

(b)                     Resignation Letter.  You agree that contemporaneously with your execution of this Agreement (although not necessarily contemporaneously with your execution of Exhibit B), you will execute and send (via e-mail or FedEx delivery) the resignation letter effecting your resignation from any and all Company positions in the form attached hereto as Exhibit A and send copies of such executed letter to the Board.

(c)                      Payment of Final Wages.  On the Resignation Date you will receive all amounts due from the Company for all accrued salary and accrued and unused PTO earned by you through the Resignation Date, less all applicable taxes and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.                                      Severance Benefits.  If, on or within twenty-one (21) days after the date of this Agreement, you sign, date and return the ADEA Release Agreement attached hereto as Exhibit B, you allow the release in Exhibit B to become effective within thirty (30) days after the Resignation Date, and you comply with your continuing obligations to the Company (including your obligations under this Agreement and the Confidential Information Agreement (defined below)), the Company will provide you the following severance benefits (the “Severance Benefits”):

(a)                     Severance Payments.  The Company will pay you cash severance in the form of continuing payments of your base salary in effect as of the Resignation Date for a period of twelve (12) months (the “Severance Payments”).  The Severance Payments will be paid, subject to standard payroll deductions and withholdings, on the Company’s customary payroll schedule, beginning on the first regular payroll pay date that is at least thirty days after the Resignation Date.  The period during which you will receive Severance Payments will be referred to herein as the “Severance Period.”  It is intended that each installment of the Severance Payments (i) be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) and (ii) be exempt from Section 409A of the Internal Revenue Code under Treasury Regulations

Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.

(b)                     Health Insurance/COBRA Payments.  Following the Separation Date, you will be eligible to continue your group health insurance coverage at your own expense as permitted by the terms and conditions of the benefit plans and applicable state and federal COBRA law (collectively, “COBRA”).  Information on COBRA coverage will be provided under separate cover.  As an additional Severance Benefit, if you timely elect continued coverage under COBRA, the Company will pay to the applicable benefit carrier the COBRA premiums to continue your group health insurance coverage through COBRA (including premiums for dependent coverage, if applicable) at the level in effect as of the Resignation Date, for a number of months equal to the lesser of (the “COBRA Premium Period”) (i) the duration of the period in which you and your eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (ii) the end of the Severance Period.  In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately provide written notice to the Company of such event and the Company shall cease payment of the COBRA premiums.  The Company expressly reserves the right to pay directly to you (instead of paying the applicable benefit carrier) a fully taxable cash payment equal to the applicable COBRA premiums for any month of the COBRA Premium Period, subject to applicable tax withholdings, if the Company determines that doing so may be necessary to avoid adverse penalties under, or violations of, applicable health care laws, including but not limited to Section 2716 of the Public Health Service Act, or to the extent otherwise required by law.

(c)                      Accelerated Vesting of Stock Options, and Extended Exercise Period.  You currently have options to purchase shares of the Company’s common stock (the “Options”) pursuant to the Company’s Equity Incentive Plans (the “Plans”).  Your Options will cease to vest as of the Resignation Date, and any unvested Options will terminate.  However, as additional Severance Benefits: (i) the Company will accelerate vesting and exercisability of your Options (effective as of the Resignation Date) with respect to the additional number of shares subject to the Options that would have vested if your employment had continued for eighteen (18) months after the Resignation Date, and (ii) you will be able to exercise your vested Options through the time period ending six (6) months after the Resignation Date.  Except as expressly modified in this paragraph, the Options and any other equity grant previously provided to you will continue to be governed by the Plans and your individual stock option grant agreements.  You are encouraged to seek tax advice concerning the impact of the extended exercise period on your Options, including conversion of your stock options that may otherwise currently qualify as “incentive stock options” to “nonstatutory” stock option status.

3.                                      No Other Compensation or Benefits; Representations.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance or benefits on or after the Resignation Date, with the sole exception of any benefit the right to which has vested as of the Resignation Date under the express terms of a Company benefit plan document (e.g., 401(k) account).  You represent that you have not earned and are not owed any bonus or incentive compensation that has not already been paid (including but not limited to any bonus or incentive compensation for 2013 and 2014), and you have been paid all compensation owed for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable laws or Company policies, and you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim.  In addition, you agree that the Severance Benefits under this Agreement will be the only severance or termination benefits that you will receive, and that these Severance Benefits will supersede and replace any other entitlement to severance benefits or termination benefits.  By way of example, but not limitation, you hereby agree that you will not receive severance benefits under that certain Change of Control and Severance Agreement between you and the Company, dated August 21, 2007, as amended pursuant to that certain Amendment to Change of Control and Severance Agreement, dated December 30, 2008 (collectively, the “COC Agreement”), or that certain Offer of Employment Letter Agreement between you and the Company, dated November 21, 2002, as amended pursuant to that certain Amendment of Offer Letter, dated August 30, 2005 (collectively, the “Employment Agreement”).  You acknowledge that the Severance Benefits set forth in paragraph 2 above fulfills and exceeds any obligation of the Company to pay you severance for an “involuntary termination other than Cause” not in connection with a Change of Control pursuant to the COC Agreement and Employment Agreement, and that to the extent this Agreement differs from either the COC Agreement or the Employment Agreement with respect to the payment of any severance payments or provision of severance benefits, this Agreement nevertheless supersedes the Company’s severance obligations to you under the COC Agreement and the Employment Agreement.  You further acknowledge that upon receipt of the Severance Benefits as provided in paragraph 2, the Company’s severance obligations to you under the COC Agreement and the Employment Agreement (if any) shall be satisfied and extinguished.

4.                                      Return of Company Property.  By no later than ten (10) business days after the Resignation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within ten (10) business days after the Resignation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Severance Benefits.

5.                                      Proprietary Information Obligations.  You acknowledge and reaffirm your continuing obligations under your signed Confidential Information and Invention Assignment Agreement with the Company (the “Confidential Information Agreement”), a copy of which is attached hereto as Exhibit C.

6.                                      Waivers of Claims.

(a)                                           Your Release of Claims.  In exchange for the Company’s release of claims against you, as set forth in this Paragraph 6, and other consideration to which you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims arising out of or in any way related any agreements between you and the Company, including without limitation the COC Agreement and the Employment Agreement; (3) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (4) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (5) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (6) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act (as amended), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the California Labor Code, the California Business & Professions Code, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, and the Civil Rights Act of 1991.  Notwithstanding the foregoing, you are not releasing any claim that cannot be waived under applicable state or federal law.  You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law (including California Labor Code Section 2802), the certificate of incorporation or by-laws (or similar constituent documents of the Company), any fully executed indemnification agreement between you and the Company in effect as of the Resignation Date, or any directors’ and officers’ liability insurance policy of the Company; and you are not releasing any claims arising under the federal Age Discrimination in Employment Act of 1967 (as amended).  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

(b)                                           The Company’s Release of Claims.  In exchange for your execution of this Agreement (but not your execution of Exhibit B), the Company hereby releases you, and your agents, attorneys, representatives and assigns, of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date the Company signs this Agreement.  The Company’s release of claims herein will be effective on the date you sign and return this Agreement to the Company, provided that the Company has signed this Agreement by that time and regardless of whether or not you have signed or returned Exhibit B by that time.

(c)                                            Release of Unknown Claims.  THE PARTIES UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the releases herein, which includes claims which may be unknown at present, the parties acknowledge having read and understood Section 1542 of the California Civil Code, which reads as follows:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  The parties expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to their release of any unknown or unsuspected claims herein.

7.                                      Mutual Nondisparagement/Messaging.  You agree not to disparage the Company, or the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that all parties may cooperate in any government investigation and the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.  In communications with third parties about the circumstances related to your termination of service as an Officer and Director from the Company, you and the Company will only make statements consistent with the following points:  (a) the Company expressing appreciation for your prior contributions; (b) your expression of pride in those contributions and in the Company, and appreciation for the opportunity to have played a key role in the growth of the Company; (c) your decision to resign as an Officer and Director of the Company to pursue other opportunities, while pledging your continued cooperation with the Company; and (d) the Company accepting your resignation and expressing its appreciation of your commitment to continued cooperation.  The Company’s and your nondisparagement obligations under this paragraph will be effective on the date you sign and return this Agreement to the Company, provided that the Company has signed this Agreement by that time and regardless of whether or not you have signed or returned Exhibit B by that time.

8.                                      No Voluntary Adverse Action; and Cooperation.  You agree that you will not voluntarily assist any other person in bringing or pursuing any claim or action of any kind against the Company or its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless in the course of a government investigation or pursuant to subpoena or other compulsion of law.  In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or of other matters arising from events, acts, or failures to act that occurred during the period of your service as an officer or director of the Company.  Such cooperation shall include, without limitation, making yourself available to the Company (or others designated to act on its behalf) upon reasonable notice, without subpoena, to provide truthful, accurate and complete information in witness interviews, deposition, or trial or hearing testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you may incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  The Company agrees to defend, indemnify and hold you harmless in accordance with the Indemnification Agreement entered into between you and the Company in connection with your employment, which Indemnfication Agreement shall continue in effect with respect to any actions within the scope of your employment with the Company prior to the Resignation Date.

9.                                      Expense Reimbursements.  You agree that, not later than thirty (30) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

10.                               Section 409A.  It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A—1(b)(5) and 1.409A—1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

11.                               Legal and Equitable Remedies.  You agree that the Released Parties have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Released Parties may have at law or in equity for breach of this Agreement.

12.                               Breach/Attorneys’ Fees.  You understand and agree that, if you materially breach this Agreement, you will forfeit all Severance Benefits owing under this Agreement; and that your obligations under this Agreement will remain in full force and effect.  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13.                               No Admission of Liability.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.  In addition, this Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Released Parties, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

14.                               Tax Representations.  You represent that you have had the right to consult with tax, financial and/or legal advisors of your own choosing in negotiating this Agreement and it was your decision whether to do so or not.  You further represent that you are not relying on any representations made by the Company or its advisors regarding the tax consequences of payments to be made to you or benefits provided under this Agreement.  You acknowledge that the Company has no obligation to minimize any tax burden you have related to your rights under this Agreement and the COC Agreement and the Employment Agreement.  You acknowledge and agree that any taxes, penalties and interest imposed on you by any taxing authority with respect to the Severance Benefits are solely your responsibility.

15.                               Entire Agreement.  This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter (including but not limited to the COC Agreement and Employment Agreement).  You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

16.                               Modification.  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

17.                               Savings Clause.  Should any of the provisions of this Agreement be determined to be invalid or unenforceable, in whole or in part, by a court or governmental agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein, and the provision in question will be modified by the court or governmental agency so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  California law shall govern the validity and interpretation of this Agreement.

18.                               Dispute Resolution.  To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with the JAMS Employment Arbitration Rules & Procedures which are accessible to you at http://www.jamsadr.com/rules-employment-arbitration/.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear JAMS’ arbitration fees and administrative costs.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19.                               Counterparts.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and scanned image copies of signatures shall be equivalent to original signatures.

If you agree to the terms outlined in this Agreement, please sign and date the attached copy and return it to me on or before 10:00 p.m., California time, March 18, 2014.  I wish you the best in your future endeavors.

Sincerely,

ANACOR PHARMACEUTICALS, INC.

By:

/s/ William Rieflin
William Rieflin
Authorized Member of the Board of Directors

Exhibits:

•                  Exhibit A:  Resignation Letter

•                  Exhibit B:  ADEA Release Agreement

•                  Exhibit C:  Confidential Information and Invention Assignment Agreement

ACKNOWLEDGMENT AND AGREEMENT:

I hereby acknowledge that I have read and understand the foregoing Agreement and that I sign it voluntarily and without coercion, conscious and with full appreciation that I am forever foreclosed from pursuing any of the rights so waived.

/s/ David Perry	Date: 3/18/14
David Perry

EXHIBIT A

RESIGNATION LETTER

March 18, 2014

Board of Directors

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA 94303-4230

I hereby tender my resignation from all offices or positions which I may hold with Anacor Pharmaceuticals, Inc. and any of its affiliated entities, including (without limitation) my position as an officer and a member of the board of directors (including any committees of such board of directors), effective immediately.

Sincerely,

/s/ David Perry
David Perry

EXHIBIT B

ADEA RELEASE AGREEMENT

(to be signed on or within 21 days after receipt of the Agreement to which this Exhibit is attached)

I understand that if I choose to sign this ADEA Release Agreement (the “ADEA Release”), and allow it to become effective, then Anacor Pharmaceuticals, Inc. (the “Company”) will provide me with the Severance Benefits pursuant to the terms of the resignation agreement between me and the Company to which this exhibit is attached (the “Agreement”).  I understand that I am not entitled to the Severance Benefits unless I sign and return this ADEA Release within the stated time period and I do not revoke it thereafter.  I further understand that, regardless of whether I sign this ADEA Release, my release of claims under Section 6(a) of the Agreement was binding and effective upon my signing the Agreement.

I hereby generally and completely release the Company, and its parent or subsidiary entities, successors, predecessors, and its directors, officers, members, partners, partnerships, employees, shareholders, agents, attorneys, insurers, affiliated entities, and assigns, of and from any and all claims, liabilities and obligations, both known and unknown, arising under the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”).  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this ADEA Release; (b) I should consult with an attorney prior to signing this ADEA Release; (c) I have twenty-one (21) days to consider this ADEA Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this ADEA Release to revoke it, with such revocation to be effective only if I deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the ADEA Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this ADEA Release (the “ADEA Release Effective Date”).

Notwithstanding the foregoing, I understand that the claims released herein do not include: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; and (iii) any claims for breach of this ADEA Release.  In addition, nothing in this ADEA Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted herein.

I understand that this ADEA Release includes a release of all known and unknown claims, even if those unknown claims that, if known by me, would affect my decision to accept this ADEA Release.  In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims contained herein, including but not limited to any unknown or unsuspected claims.

By:	/s/ David Perry
David Perry

Date:	4/3/14

EXHIBIT C

INFORMATION AND INVENTION ASSIGNMENT AGREEMENT